Exhibit 99.1

The St. Joe Company Reports Full Year and Fourth Quarter 2013 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--February 27, 2014--The St. Joe Company (NYSE: JOE) today announced Net Income for full year 2013 of $5.0 million, or $0.05 per share, which includes a non-cash impairment charge of $5.1 million. This compares to Net Income of $6.0 million, or $0.07 per share for full year 2012.

For the fourth quarter of 2013, St. Joe announced Net Income of $0.5 million, or $0.00 per share, which includes the non-cash impairment charge of $5.1 million. This compares to a Net Loss of $(8.6) million, or $(0.09) per share for the fourth quarter of 2012.

For the full year 2013, revenues and gross margins increased in the Company’s residential real estate segment, commercial real estate segment, and resorts, leisure and leasing segment while revenue decreased in the forestry segment. There were no significant transactions in the Company’s rural land segment in 2013.

2013 highlights include:

  Residential real estate revenue increased from $22.1 million in 2012 to $33.7 million for the full year 2013. The 53% increase in 2013 was primarily due to increased demand and pricing from homebuilders for homesites in the Company’s resort and primary communities.
  Commercial real estate revenue increased from $10.4 million in 2012 to $10.9 million in 2013. In 2013, commercial real estate sales including $6.0 million for two build-to-suit operating properties.
  Resorts, leisure and leasing revenue increased 14% in 2013 to $50.8 million primarily due to the increase in the number and size of homes in the Company’s vacation rental program, higher room occupancy rates and a full year of rent from a build-to-suit property.

  Timber sales decreased $3.6 million from $39.0 million in 2012 to $35.4 million in 2013 primarily due to a 17% decrease in tons sold, partially offset by 9% increase in price of pulpwood and 14% increase in sawtimber. The decrease in volume of tons sold was primarily due to unusually high amounts of rain over the summer months and harvest limits included in the AgReserves sale agreement which affected the fourth quarter of 2013.
  Rural land revenues can vary drastically. During 2013, there were no significant transactions in the Company’s rural land segment as compared to nine land sales for $23.4 million during 2012.
  Other operating expenses and Corporate expenses declined by $1.9 million in 2013 compared to 2012 primarily due to reductions in employee related costs and lower real estate carrying costs.

During the fourth quarter, the Company entered into two material agreements. The first was an agreement to sell approximately 382,834 acres of timberland to AgReserves Inc. for $565 million. The closing is subject to a number of conditions, including approval by the Company’s shareholders. The second was an agreement to sell the 4,057 acre RiverTown Community to Mattamy (Jacksonville) Partnership for $43.6 million in cash, subject to adjustments set forth in the agreement, assumption of RiverEdge CDD obligations of approximately $11.1 million ($5.6 is recorded as a liability as of December 31, 2013) and an estimated $20 million to $26 million for impact fees over the 5-year period following closing. Additional information on these two agreements can be found in the Company’s Forms 8-K filed with the SEC.

Park Brady, St. Joe’s Chief Executive Officer, said “It has been a productive year. The strong results are a culmination of hard work and focus on the bottom line.” Mr. Brady added, “We will concentrate on our core business activities of real estate development, expansion of resort operations, development of the port at Port St. Joe, and creation of a mixed-use and active adult community.”

FINANCIAL DATA

Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
Real estate sales	$17.2	$4.6	$45.0	$56.0
Resorts, leisure and leasing revenues	8.4	7.8	50.8	44.4
Timber sales	8.3	10.2	35.4	39.0
Total revenues	33.9	22.6	131.2	139.4
Expenses
Cost of real estate sales	8.6	3.1	24.3	28.2
Cost of resorts, leisure and leasing revenues	7.6	7.9	41.1	39.1
Cost of timber sales	4.9	6.0	21.5	24.0
Other operating expenses	3.6	3.9	12.3	15.3
Corporate expenses	3.9	3.4	17.0	15.9
Depreciation, depletion and amortization	2.2	2.9	9.1	10.1
Impairment losses	5.1	2.6	5.1	2.6
Pension charges	--	2.1	--	2.1
Total expenses	35.9	31.9	130.4	137.3
Operating (loss) income	(2.0)	(9.3)	0.8	2.1
Other income	1.8	0.1	3.7	4.3
Income (loss) from operations before equity in income from unconsolidated affiliates and income taxes	(0.2)	(9.2)	4.5	6.4
Equity in income from unconsolidated affiliates	0.1	--	0.1	--
Income tax benefit (expense)	0.6	0.6	0.4	(0.4)
Net income (loss)	0.5	(8.6)	5.0	6.0
Net income (loss) attributable to non-controlling interest	--	--	--	--
Net income (loss) attributable to the Company	$0.5	$(8.6)	$5.0	$6.0
Net income (loss) per share attributable to the Company	$--	$(0.09)	$0.05	$0.07

Weighted average shares outstanding	92,293,378	92,288,165	92,285,888	92,258,110

($ in millions except share and per share amounts) Revenues by Segment ($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Real estate sales
Residential	$9.7	$4.5	$33.7	$22.1
Commercial	7.4	0.1	10.9	10.4
Rural land and other	0.1	--	0.4	23.5
Total real estate sales	17.2	4.6	45.0	56.0
Resorts, leisure and leasing revenues	8.4	7.8	50.8	44.4
Timber sales	8.3	10.2	35.4	39.0
Total revenues	$33.9	$22.6	$131.2	$139.4

Summary Balance Sheet ($ in millions)

	December 31, 2013	December 31, 2012
Assets
Investment in real estate, net	$385.0	$370.6
Cash and cash equivalents	21.9	166.0
Investments	147.0	--
Notes receivable, net	7.3	4.0
Pledged treasury securities	26.3	26.8
Prepaid pension asset	35.1	33.4
Property and equipment, net	11.4	12.1
Deferred tax asset	12.9	12.0
Other assets	22.6	20.6
Total assets	$669.5	$645.5

Liabilities and Equity
Debt	$44.2	$36.1
Accounts payable, accrued liabilities and deferred credits	61.8	57.1
Total liabilities	106.0	$93.2
Total equity	563.5	552.3
Total liabilities and equity	$669.5	$645.5

Debt Schedule ($ in millions)

	December 31, 2013	December 31, 2012
In substance defeased debt	$26.3	$26.8
Community Development District debt	11.5	9.3
Pier Park North joint venture – construction loan	6.4	--
Total debt	$44.2	$36.1

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Employee costs	$2.6	$2.9	$11.2	$11.4
Non-cash stock compensation costs	--	--	--	0.9
Pension	0.5	--	1.5	0.9
Property taxes and insurance	2.3	1.7	7.6	7.9
Professional fees	1.1	1.7	4.9	5.3
Marketing and owner association costs	0.4	0.4	1.8	2.1
Occupancy, repairs and maintenance	0.2	0.3	0.7	1.2
Other	0.4	0.3	1.6	1.5
Total other operating and corporate expense	$7.5	$7.3	$29.3	$31.2

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the full year and fourth quarter of 2013 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission.

This document may be deemed to be solicitation material in respect of the proposed sale by The St. Joe Company (“the Company”) of certain assets to AgReserves, Inc. In connection with the proposed transaction, the Company filed a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”) on January 31, 2014. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement has been mailed to the shareholders of the Company entitled to vote at the special meeting seeking their approval of the proposed transaction. The Company’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Investor Relations, The St. Joe Company,133 South WaterSound Parkway, WaterSound, Florida 32413. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on April 4, 2013 and the Form 8-K that was filed on October 3, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: Investor Relations, The St. Joe Company,133 South WaterSound Parkway, WaterSound, Florida 32413. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed transaction is also set forth in the definitive proxy statement which was filed with the SEC on January 31, 2014.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Proposed Sale Transactions, and (ii) the Company’s business strategy and future operations. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2013 and the other subsequent reports filed by the Company with the SEC, including, when filed, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Proposed Sale Transactions or the failure to satisfy their closing conditions; (2) unexpected costs or unexpected liabilities that may arise from the Proposed Sale Transactions, whether or not consummated; (3) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (4) future regulatory or legislative actions, accounting changes or litigation that could adversely affect the Company, (5) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business, (6) the Company’s ability to identify and successfully implement new opportunities that are accretive to shareholders; (7) the Company’s ability to successfully estimate the impact of certain accounting and tax matters; and (8) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy.

About The St. Joe Company

The St. Joe Company is a Florida-based real estate development and operating company. The Company owns land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2014, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com